RESOLUTION ADOPTING AMENDMENT NUMBER FOUR TO THE
WALGREEN CO. STOCK PURCHASE/OPTION PLAN (SHARE WALGREENS)

WHEREAS, Walgreen Co. (the "Company") maintains the Walgreen Co. Stock Purchase/Option Plan (the "Plan"); and

WHEREAS, the Board of Directors of the Company deems it desirable to amend the Plan to comply with recent tax legislation and to make other minor clarifying wording changes.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the power of amendment contained in Section 12.1 of the Plan, the following Amendment Number 4 to the Plan be and is hereby approved and adopted effective as July 15, 2005, except as otherwise indicated below:

1. Section (a) of Article 2 of the Plan is amended in its entirety to read as follows:

"(a) 'Award Agreement' means the document setting forth the terms and conditions applicable to each purchase of Plan Shares under this Plan and the corresponding grant of Options."

2. Section 6.5 of the Plan is amended in its entirety to read as follows:

"6.5 Holding Period for Plan Shares. Subject to the terms of this Plan, all Plan Shares which have been purchased shall be delivered (or held for the Participant in book entry form) as soon as administratively practicable after the time the Shares are Fully Paid. Following such delivery of Fully Paid Plan Shares, the Participant may sell, convey or otherwise transfer such Plan Shares, subject to the option vesting provisions of Article 8, which apply when the Plan Shares are sold, conveyed or otherwise transferred prior to the date that is two years after the date of purchase.

In the event that a Participant's employment with the Company terminates prior to the date that is two years after the date of purchase of Plan Shares, the terms of Article 9 herein shall govern the treatment of outstanding Plan Shares and Options."

3. Effective October 1, 2005, Section 7.2 of the Plan is amended in its entirety to read as follows:

"7.2. Option Price. The Option Price for each Option granted under the Plan shall be determined by the Committee and shall be set forth in the Award Agreement. Such Option Price shall be no less than the Fair Market Value of a Share on the day the Option is granted."

4. Subsection (a) of Section 9.1 of the Plan is amended in its entirety to read as follows:

"(a) Treatment of Plan Shares. If the Participant's death, Disability, or Retirement occurs during the two-year holding period described in Section 6.5 herein, the Participant will be credited with all Plan Shares which are Fully Paid as of the date of employment termination (in the case of Disability, the Plan Administrator shall determine the date that employment is deemed to have terminated). Notwithstanding the foregoing, if at the time of employment termination, the Participant has not Fully Paid for all outstanding Plan Shares purchased, then the Plan Administrator shall have the authority, upon such terms as the Plan Administrator shall determine, (i) to permit accelerated payment of the outstanding balance of unpaid or partially-paid Plan Shares, or (ii) to cause to be sold enough unpaid Plan Shares to pay off the Participant's unpaid balance, and then to distribute any remaining Plan Shares to the Participant.

All outstanding Plan Shares which are not Fully Paid as of the date of employment termination, or paid for pursuant to one or both of the procedures described in (i) and (ii) above, shall be forfeited to the Company and shall once again become available for purchase and/or grant under the Plan.

If a Participant's death, Disability, or Retirement occurs after the delivery of Plan Shares to him or her, such Plan Shares shall not be affected by the employment termination."

FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to prepare and submit any governmental filings that are determined to be required as a result of this Amendment Number 4 and to take such other steps that in their opinion are necessary or advisable in order to carry out the intent and purposes of the foregoing resolutions.